Exhibit 99.1

CSPi Reports FY2026 Third Quarter Results

AZT PROTECT Performance and High Customer Satisfaction Generates 100% Renewal Rate; TS Order Backlog Continues Year-Over-Year Growth; Recent Surge of Large Cloud-based Services Contracts Combine with AZT PROTECT & TS Opportunities to Drive Fiscal 2027 Optimism

Conference Call Today at 10 a.m. ET

LOWELL, Mass., Aug. 14, 2026 – CSP Inc. (NASDAQ: CSPI), an award-winning provider of security and packet capture products, managed IT and professional services and technology solutions, today announced results for the fiscal third quarter ended June 30, 2026. The Company also announced that the Board of Directors declared a quarterly dividend of $0.03 per share payable September 15, 2026, to shareholders of record at the close of business on August 28, 2026.

Recent Achievements and Operating Highlights

●	Signed a seven-figure, six-year managed services agreement with a professional sports organization.
●	CRN, a brand of The Channel Company, named CSPi to its 2026 Tech Elite 250 list for the sixth consecutive year.
●	Initiated additional Land and Expand single-site AZT PROTECT engagements and completed product integration with Acronis software. Implemented sales organization modifications to advance Land and Expand and OEM customer opportunities.

“Our Technology Solutions (TS) business performed near our expectations during the fiscal third quarter, reflecting solid growth from the Cloud and Managed Services businesses, and despite continued vendor hardware supply issues extending customer delivery lead times,” commented Victor Dellovo, Chief Executive Officer. “While the prolonged across the board vendor hardware delivery delay is likely to continue through the current fiscal fourth quarter and into the first half of fiscal 2027, we believe our increased backlog will enhance our full year 2027 results. Our team is aggressively attacking the delivery date issue to convert orders to sales over the next several months. During the fiscal third quarter, we did generate meaningful progress and signed several new TS customers, including a six-year, seven-figure contract with a professional sports organization, expanding our profile in this lucrative market.

“The AZT PROTECT business continued to add new customers and expand sites within existing customers during the third quarter. In addition, we completed the integration of AZT PROTECT into the Acronis Software product offering as well as with several specialized distributors. We have established opportunities to secure larger seven figure agreements through direct sales efforts to OEMs and have modified our sales organization to aggressively address this emerging potential while increasing the effectiveness of our Land-And-Expand strategy. In addition, we have several targets nearing the end of the 18-24 month sales cycle and believe our evolved sales approach maximizes our ability to convert the opportunity into an order.

“The market for AZT PROTECT continues to expand as cyberattacks forcing operations to shut down for extended periods of time increase. We believe AZT PROTECT could have been the difference in preventing these shutdowns and its performance is the major driver behind our 100 percent customer renewal rate. Successful sales execution would provide us with a strong tailwind into the new fiscal year. Combined with the new multi-year cloud-based engagements signed during fiscal 2026 and conversion of TS backlog to revenue, we are positioned to enter fiscal 2027 with significant business momentum.”

Fiscal 2026 Third Quarter Results

Sales for the fiscal third quarter ended June 30, 2026, were $14.4 million compared to sales of $15.4 million for the fiscal third quarter ended June 30, 2025, as the Technology Solutions backlog remained above normal levels due to the well-document equipment shortages impacting the industry. Gross profit margin for the fiscal third quarter ended June 30, 2026, was 30.1% of sales, an increase of over 100 basis points compared to the year ago fiscal third quarter gross margin of 28.8%. The Company reported a net loss of $846,000 or $0.09 per

Exhibit 99.1

common share for the fiscal third quarter, compared to a net loss of $264,000, or $0.03 per common share for the prior fiscal year third quarter.

The Company continues to maintain a strong balance sheet, and as of June 30, 2026, had cash and cash equivalents of $24.7 million, after providing financing to several customers. The strong balance sheet provides the Company with the necessary resources to execute its growth strategies for growing the managed services business and fostering greater market penetration of the AZT PROTECT offering.

Fiscal Year 2026 Nine Month Results

Sales for the fiscal nine months ended June 30, 2026, was $42.4. million compared with sales of $44.3 million in prior year period. Gross profit for the fiscal nine months ended June 30, 2026, was $13.5 million, or 31.9% of sales compared with $13.2 million, or 29.9% of sales. The Company reported a net loss of $491,000, or $0.05 per share in the fiscal nine months ended June 30, 2026, compared with net income of $100,000, or $0.01 per diluted share for the fiscal nine months ended June 30, 2025.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, the event link is https://www.webcaster5.com/Webcast/Page/2912/54426. Individuals also may listen to the call via telephone, by dialing 973-528-0011 or 888-506-0062 and use the Participant Access Code: 359648 when greeted by the live operator. A replay of the webcast will be available for approximately one year on the CSPi website.

About CSPi

CSPi (NASDAQ:CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help customers use technology to success. The High Performance Product division, including ARIA Cybersecurity Solutions, recognizes that better, stronger, more effective cybersecurity starts with a smarter approach. ARIA's solutions provide new ways for organizations to protect their most critical assets—they can shield their critical applications from cyberattack with the AZT solution, while monitoring internal traffic, device-level logs, and alert output with our ARIA ADR solution to substantially improve threat detection and surgically disrupt cyberattacks and data exfiltration. Rounding out the portfolio, Aria's AZT Gateway Software allows us to interrogate network packets at 100mbps line-rate to enforce forwarding and capture policies on the fly. Customers in a range of industries rely on our solutions to accelerate incident response, automate breach detection, and protect their most critical assets and applications—no matter where they are stored, used, or accessed.

CSPi's Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking; and Wireless & Mobility.

Exhibit 99.1

Safe Harbor

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others hardware delivery delay is likely to continue through the current fiscal fourth quarter and into the first half of fiscal 2027, we believe our increased backlog will enhance our full year 2027 results described in the Company's filings with the Securities and Exchange Commission (“SEC”). Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

Gary Levine

CFO

978-954-5040

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2026	September 30, 2025

Assets
Current assets:
Cash and cash equivalents	$24,666	$27,418
Accounts receivable, net	11,356	12,000
Financing receivables, net	8,314	8,939
Inventories	1,832	1,442
Other current assets	3,073	2,521
Total current assets	49,241	52,320
Financing receivables due after one year, net	8,229	5,965
Cash surrender value of life insurance	6,061	5,845
Other assets	7,250	7,033
Total assets	$70,781	$71,163

Liabilities and Shareholders’ Equity
Current liabilities	$20,476	$22,183
Pension and retirement plans	1,169	1,219
Other non-current liabilities	4,873	3,210
Shareholders’ equity	44,263	44,551
Total liabilities and shareholders’ equity	$70,781	$71,163

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Nine months ended
	June 30	June 30	June 30	June 30
	2026	2025	2026	2025
Sales:
Product	$9,943	$10,150	$27,757	$29,717
Services	4,455	5,298	14,689	14,548
Total sales	14,398	15,448	42,446	44,265

Cost of sales:
Product	7,890	8,553	22,570	24,551
Services	2,175	2,442	6,336	6,490
Total cost of sales	10,065	10,995	28,906	31,041

Gross profit	4,333	4,453	13,540	13,224

Operating expenses:
Engineering and development	832	791	2,508	2,340
Selling, general and administrative	5,043	4,885	13,537	13,455
Total operating expenses	5,875	5,676	16,045	15,795

Operating loss	(1,542)	(1,223)	(2,505)	(2,571)

Other income, net	330	208	1,360	1,122

(Loss) income before income taxes	(1,212)	(1,015)	(1,145)	(1,449)

Income tax benefit	(366)	(751)	(654)	(1,549)

Net income (loss)	$(846)	$(264)	$(491)	$100
Net income (loss) attributable to common shareholders	$(846)	$(264)	$(491)	$94

Net income (loss) per common share - basic	$(0.09)	$(0.03)	$(0.05)	$0.01
Weighted average shares outstanding – basic	9,560	9,362	9,494	9,275

Net income (loss) per common share - diluted	$(0.09)	$(0.03)	$(0.05)	$0.01
Weighted average shares outstanding net income - diluted	9,560	9,362	9,494	9,611